   As filed with the Securities and Exchange Commission on April 23, 1998
                                          Registration No. 333-__________
=========================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                           ----------------------

                           U.S. HOME CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)
                           ----------------------

            Delaware                                     21-0718930
 (State or Other Jurisdiction of                      (I.R.S. Employer
  Incorporation or Organization)                     Identification No.)

                            1800 West Loop South
                             Houston, TX 77027
                               (713) 877-2311
       (Address, Including Zip Code, and Telephone Number, Including
          Area Code, of Registrant's Principal Executive Offices)

                           ----------------------

                      Non-Employee Director Stock Plan
               1998 Non-Employee Directors' Stock Option Plan
                         (Full Title of the Plans)

                           ----------------------

                             Robert J. Strudler
                  Chairman and Co-Chief Executive Officer
                           U.S. Home Corporation
                            1800 West Loop South
                             Houston, TX 77027
                               (713) 877-2311
             (Name, Address, Including Zip Code, and Telephone
             Number, Including Area Code, of Agent For Service)

                                  Copy to:

                           Stephen C. Koval, Esq.
                Kaye, Scholer, Fierman, Hays & Handler, LLP
                              425 Park Avenue
                          New York, New York 10022
                         -------------------------


                      CALCULATION OF REGISTRATION FEE

------------ ----------------- ----------------- --------------- -------------
Title of                       Proposed Maximum  Proposed         Amount
Securities     Amount          Offering          Maximum          Of
to be          to be           Price Per         Aggregate        Registration
Registered     Registered      Share             Offering Price   Fee
------------ ----------------- ----------------- --------------- -------------

Common
Stock,$.01
par value
per          100,000 Shares (2)   $45.1875 (4)   $4,518,750 (4)     $1,333.03
share(1)     100,000 Shares (3)   $45.1875 (4)   $4,518,750 (4)     $1,333.03
==============================================================================


(1) Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.

(2)      Shares reserved for issuance pursuant to the Non-Employee Director
         Stock Plan.

(3) Shares reserved for issuance pursuant to options to be granted under the 1998 Non-Employee Directors' Stock Option Plan.

(4)      The offering  price has been computed  pursuant to Rule 457(c) and
         Rule  457(h)(1)  promulgated  under the Securities Act of 1933, as amended,  upon the basis of the high and low  prices of the Common
         Stock reported on the New York Stock Exchange on April 17, 1998.
==============================================================================


                                  PART II

                          INFORMATION REQUIRED IN
                         THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

                  The following documents, or portions thereof, filed with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

                  1. Annual Report of U.S. Home Corporation (the "Company" on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange
Act of 1934,  as amended (the "Exchange  Act"), for  the  fiscal year ended
December 31, 1997 and filed with the Commission on February 25, 1998.

                  2.  Current  Report of  the  Company  on  Form  8-K dated
 January  15,  1998 and filed with the Commission on January 16, 1998.

                  3. The description of the common stock, $.01 par value per share, of the Company (the "Common Stock") as contained under the headings "Capital Stock and Class B Warrants - Common Stock" on page 51 and
"Capital Stock and Class B Warrants - Certificate of Incorporation" on pages 54-55 of the prospectus, dated October 27, 1993, filed with the Commission on October 28, 1993 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Act") (Registration No.
33-68966).

                  4. The description of the preferred stock purchase rights of the Company as contained under Item 1 "Description of Registrant's
Securities to be Registered" in the Company's Registration Statement on Form 8-A, dated November 8, 1996, filed with the Commission on November 12,
1996, as amended by the Company's Form 8-A/A, dated November 15, 1996, filed with the Commission on November 18, 1996.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.

                  Seymour H. Chalif, who is special counsel to Kaye, Scholer, Fierman, Hays & Handler, LLP, is also senior advisor to the board of directors of the Company.



Item 6.  Indemnification of Directors and Officers.

         The Company's Restated  Certificate of Incorporation,  as amended
(the "Certificate  of  Incorporation"),  provides,  as  do the charters of many other publicly held companies incorporated  in the State of Delaware, that the personal liability of directors of  the Company  is eliminated to
the   maximum   extent  permitted  by  applicable law.  The Certificate of
Incorporation provides for the indemnification of the directors, officers, employees, and agents of the Company and its subsidiaries to the full extent that may be permitted by applicable law from time to time. Certain provisions
of the Certificate  of  Incorporation   protect  the Company's   directors
against personal liability for monetary  damages resulting  from  breaches of their  fiduciary  duty of care,  except as set forth  below.  Under the
Delaware General Corporation Law, absent these provisions, directors could be  held  liable  for gross negligence in the performance of their duty of care but not for simple negligence.  The Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders,
as  well  as   for  acts   or omissions not in good faith or which involve
intentional misconduct or a knowing violation of law and transactions from which a director  derives  improper  personal benefit.  The Certificate of
Incorporation  also does not absolve directors of liability  under section
174  of  the  Delaware  General  Corporation  Law, which  makes  directors personally liable for unlawful dividends or unlawful stock  repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

         Under the Delaware General Corporation Law,  directors,  officers, employees  and  other  individuals  may  be  indemnified  against  expenses
(including  attorneys'  fees),   judgments,   fines  and  amounts  paid  in
settlement in connection  with  specified  actions,  suits or  proceedings, whether civil,  criminal,  administrative  or investigative  (other than an action by or in the right of the  corporation -- a "derivative  action") if such  person  seeking  indemnification  acted in good faith and in a manner reasonably  believed to be in or not opposed to the best  interests  of the
Company  and,  with respect to any criminal  action or  proceeding,  had no reasonable cause to believe their conduct was unlawful.  A similar standard of care is  applicable  in the case of a  derivative  action,  except  that indemnification  only  extends  to  expenses  (including  attorneys'  fees)
incurred in connection with defense or settlement of such an action and the
Delaware  General  Corporation Law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.



         The  Certificate of  Incorporation  provides,  among other things, that each person who was or is made a party to, or is threatened to be made a party to, or is  otherwise  involved in any action,  suit or  proceeding, whether civil, criminal,  administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal  representative,  is or was a director  or officer of the Company (or was serving at the request of the Company as a director,  officer, employee or agent for another entity),  will be indemnified and held harmless by the
Company to the fullest  extent  permitted by applicable law as it presently exists or may be amended, against all expense, liability or loss (including
attorneys'  fees),   reasonably  incurred  by  such  person  in  connection
therewith.  The Company will pay the expenses  (including  attorneys' fees)
incurred in defending any  proceeding in advance of its final  disposition.
However,  the  payment of  expenses  incurred  by a director  or officer in advance of the final  disposition of the proceeding  will be made only upon receipt by the  Company of an  undertaking  by the  director  or officer to repay all amounts  advanced if it should be ultimately  determined that the director or officer is not entitled to be indemnified under the Certificate of Incorporation or otherwise.  The foregoing right of indemnification will not be deemed  exclusive of any other right to which those  indemnified may be entitled  against the  Company,  and the Company may provide  additional rights to such persons.

         If a claim for indemnification or payment of expenses is not paid in full within 60 days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, will be entitled to be paid the expense of prosecuting such claim. In any such action, the Company will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

         The  rights  conferred  on any  person  under the  Certificate  of
Incorporation  will not be  exclusive of any other rights which such person
may  have  or   acquire under any  statute, provision of the Certificate of
Incorporation,  the Company's Amended and Restated By-Laws, agreement, vote of stockholders of the Company or disinterested directors or otherwise.

         The Company's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.



         Subject to the availability of insurance at substantially  similar rates for similar  coverage (as  determined  in the sole  discretion of the
Company),  the Company will maintain  insurance at (i) the levels in effect as of June 21, 1993 with  respect to each  director,  officer,  employee or agent of the Company  until June 21, 1996,  or (ii) the levels in effect as of the date of the expiration of the term,  death,  removal,  retirement or resignation  of any such  person  for a period of three  years  after  such event,  whichever  level is greater,  in either  case,  with respect to any proceeding  by reason of the fact that such person,  or the person for whom he or she is the legal  representative,  is or was a director or officer of the  Company  or is or was  serving  at the  request  of the  Company  as a director,  officer,  employee  or  agent  of  another  corporation  or of a
partnership,   joint  venture,   trust,  enterprise  or  nonprofit  entity,
including  service  with  respect to employee  benefit  plans,  against all liability  and loss  suffered  and  expenses  (including  attorney's  fees)
reasonably incurred by such person at the Company's expense, to protect the
Company and any such person against any such  liability,  cost,  payment or expense;  provided,  however,  that  subject  to the  provisions  described herein,  the Company will only be required to maintain  insurance until the earlier of the date which is (a) three  years after the  expiration  of the term, death, removal,  retirement or resignation of any such person and (b)
June 21, 1999.

         Any repeal or modification of the provisions described above will not adversely affect any right or protection under the Certificate of Incorporation of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

         Under  the   Company's   First   Amended   Consolidated   Plan  of
Reorganization,  dated May 24,  1993,  as modified  (the  "Plan"),  and the confirmation  order relating thereto of the United States  Bankruptcy Court for the Southern  District of New York, the  obligations of the Company and each of its  affiliates  to  indemnify  any  person  serving  as one of its directors,  officers or  employees as of or  following  April 15, 1991,  by reason of such person's past or future service in such a capacity,  or as a director,  officer,  or employee of another  corporation,  partnership,  or other legal entity, to the extent provided in the applicable certificate of incorporation,  by-laws, or similar  constituent  documents or by statutory law or written  agreement of or with the Company or any of its  affiliates, were, except as provided below,  deemed and treated as executory  contracts that were assumed by the Company or any of its  affiliates  pursuant to the
Plan  and  section  365 of the  United  States  Bankruptcy  Code,  upon the confirmation of the Plan.  Accordingly,  such  indemnification  obligations survived  and  were  unaffected  by entry of the  confirmation  order  with respect to the Plan,  irrespective of whether such  indemnification is owed for an act or event occurring before or after April 15, 1991.



         The Company entered into  indemnification  agreements effective as
of  June  21,  1993  with  each  of  its  directors  and  officers.   These
indemnification  agreements  provide  for,  among  other  things,  the  (i)
indemnification by the Company of the indemnitees  thereunder to the extent described above and (ii) advancement of attorneys' fees and other expenses.
Accordingly,  the Company  will in certain  circumstances  be  obligated to indemnify  its former  directors  and its  directors  and officers from and after June 21,  1993,  including  as to matters  arising  out of service as directors or officers of certain  entities other than the Company or any of its affiliates prior to June 21, 1993.

         Certain of the Company's compensation and stock option plans provide for the indemnification of certain of the Company's officers and directors in connection with certain matters relating to such plans.

Item 7.  Exemption from Registration Claimed.

                  Not applicable.

Item 8.  Exhibits.

                  The following are filed as exhibits to this registration statement:

Exhibits                   Description
--------                   -----------

4.1               Non-Employee Director Stock Plan filed as
                  exhibit 4.1 attached hereto.

4.2               1998  Non-Employee  Directors'  Stock Option
                  Plan filed as exhibit 4.2 attached  hereto.

4.3               Restated  Certificate of  Incorporation
                  of U.S. Home Corporation.  Incorporated
                  by  reference  from exhibit 3.1 of U.S.
                  Home Corporation's Registration Statement on Form S-3 filed with the Commission on September 17, 1993.

4.4               Certificate of Amendment of Restated
                  Certificate of Incorporation of U.S. Home
                  Corporation.   Incorporated   by  reference
                  from  exhibit  3.1  of  U.S.  Home
                  Corporation's  Quarterly  Report on Form
                  10-Q for the  quarterly  period  ended
                  June 30, 1994 filed with the Commission
                  on August 9, 1994.



4.5               Certificate  of Retirement of U.S. Home
                  Corporation  filed  with  the  State of
                  Delaware   on   September   14,   1995.
                  Incorporated  by reference from exhibit
                  3.1   to   U.S.   Home    Corporation's
                  Quarterly  Report  on Form 10-Q for the
                  quarterly  period ended  September  30,
                  1996 (the "September 1996 Form 10-Q").

4.6               Certificate  of Retirement of U.S. Home
                  Corporation  filed  with  the  State of
                  Delaware   on    September   4,   1996.
                  Incorporated  by reference from exhibit
                  3.1(ii)  to  the  September  1996  Form
                  10-Q.


4.7               Certificate  of Retirement of U.S. Home
                  Corporation  filed  with  the  State of
                  Delaware on June 16, 1997. Incorporated
                  by  reference  from exhibit 3.1 to U.S.
                  Home Corporation's  Quarterly Report on
                  Form  10-Q  for  the  quarterly  period
                  ended September 30, 1997.

4.8               Certificate of Designation, Preferences
                  and   Rights   of   Series   A   Junior
                  Non-Cumulative     Preferred     Stock.
                  Incorporated  by reference from exhibit
                  3.2 of U.S. Home  Corporation's  Annual
                  Report on Form 10-K for the fiscal year
                  ended  December 31, 1996 filed with the
                  Commission on February 21, 1997.

4.9               Amended  and  Restated  By-Laws  of  U.S.
                  Home  Corporation.  Incorporated  by
                  reference  from exhibit  3.1(ii) of U.S.
                  Home  Corporation's  Current Report on
                  Form 8-K filed with the Commission on
                  November 8, 1996.

4.10              Rights Agreement,  dated as of November
                  7, 1996,  between U.S. Home Corporation
                  and First  Chicago Trust Company of New
                  York.  Incorporated  by reference  from
                  exhibit  4 to U.S.  Home  Corporation's
                  Current Report on Form 8-K/A  Amendment
                  #1  filed   with  the   Commission   on
                  November 18, 1996.



5.1               Opinion of Messrs. Kaye, Scholer,
                  Fierman, Hays & Handler, LLP.

23.1              Consent of Independent Public Accountants.

23.2              Consent of Messrs. Kaye, Scholer, Fierman,
                  Hays & Handler, LLP contained in such firm's opinion filed as Exhibit 5.1 hereto.

24.1 Power of Attorney. Included on the signature page at Page II-8.

Item 9.  Undertakings.

                  The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus  required
                           by  Section  10(a)(3)  of the  Act,  unless  the
                           information  required  to be  included  in  such
                           post-effective   amendment  is  contained  in  a
                           periodic  report  filed with or furnished to the
                           Commission by the registrant pursuant to Section
                           13 or  Section  15(d)  of the  Exchange  Act and
                           incorporated herein by reference.

                                    (ii) To reflect in the  prospectus  any
                           facts or events arising after the effective date
                           of  the  registration  statement  (or  the  most
                           recent post-effective  amendment thereof) which,
                           individually or in the aggregate, represent a
                           fundamental  change in the information set forth
                           in  the  registration   statement,   unless  the
                           information  required  to be  included  in  such
                           post-effective   amendment  is  contained  in  a
                           periodic  report  filed with or furnished to the
                           Commission by the registrant pursuant to Section
                           13 or  Section  15(d)  of the  Exchange  Act and
                           incorporated      herein      by      reference.
                           Notwithstanding  the foregoing,  any increase or
                           decrease in volume of securities offered (if the
                           total dollar value of  securities  offered would
                           not exceed  that which was  registered)  and any
                           deviation  from  the  low  or  high  end  of the
                           estimated   maximum   offering   range   may  be
                           reflected in the form of  prospectus  filed with
                           the   Commission   pursuant   to   Rule   424(b)
                           (Section 230.424(b) of this chapter), if, in the
                           aggregate,  the  changes  in  volume  and  price
                           represent  no more than a 20  percent  change in
                           the maximum  aggregate  offering price set forth
                           in the  "Calculation of Registration  Fee" table
                           in the effective registration statement.

                                    (iii)   To   include    any    material
                           information   with   respect   to  the  plan  of
                           distribution  not  previously  disclosed  in the
                           registration statement or any material change to
                           such information in the registration statement.

                  2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3.  To   remove   from   registration   by   means  of  a
post-effective  amendment  any of the  securities  being  registered  which remain unsold at the termination of the offering.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                    SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 23rd day of April, 1998.



                           U.S. HOME CORPORATION


                           By: /s/ Chester P. Sadowski
                           -------------------------------------
                               Name: Chester P. Sadowski
                               Title: Vice President, Controller
                               and Chief Accounting Officer



                  Pursuant to the  requirements  of the  Securities  Act of
1933,  as  amended,  this  registration  statement  has been  signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Robert J. Strudler,
Isaac   Heimbinder,   Craig  M.  Johnson  and  Chester  P.   Sadowski,   as
attorney-in-fact,  to sign and file on his behalf, individually and in each capacity  stated  below,  any  pre-effective  or  post-effective  amendment hereto.

         Signature                   Title                           Date
         ---------                   -----                           ----

/s/ Robert J. Strudler         Chairman, Co-Chief Executive      April 23, 1998
----------------------------   Officer and Director
Robert J. Strudler             (principal executive officer)

/s/ Isaac Heimbinder           President, Co-Chief Executive     April 23, 1998
----------------------------   Officer, Chief Operating Officer
Isaac Heimbinder               and Director

/s/ Chester P. Sadowski        Vice President,                   April 23, 1998
----------------------------   Controller and Chief Accounting
Chester P. Sadowski            Officer
                               (principal accounting officer)

/s/ Thomas A. Napoli           Vice President-Corporate          April 23, 1998
----------------------------   Finance and Treasurer
Thomas A. Napoli               (principal financial officer)

/s/ Glen Adams                 Director                          April 23, 1998
----------------------------
Glen Adams

/s/ Steven L. Gerard           Director                          April 23, 1998
----------------------------
Steven L. Gerard

/s/ Kenneth J. Hanau, Jr.      Director                          April 23, 1998
----------------------------
Kenneth J. Hanau, Jr.

/s/ Malcolm T. Hopkins         Director                          April 23, 1998
----------------------------
Malcolm T. Hopkins

/s/ Charles A. McKee           Director                          April 23, 1998
----------------------------
Charles A. McKee

/s/ George A. Poole, Jr.       Director                          April 23, 1998
----------------------------
George A. Poole, Jr.

/s/ Herve Ripault              Director                          April 23, 1998
----------------------------
Herve Ripault

/s/ James W. Sight             Director                          April 23, 1998
----------------------------
James W. Sight

                               EXHIBIT INDEX

Exhibit                              Description
-------                              ----------

  4.1             U.S. Home Corporation Non-Employee Director Stock Plan

  4.2             1998 Non-Employee Directors' Stock Option Plan

  5.1             Opinion of Messrs. Kaye, Scholer, Fierman, Hays &
                  Handler, LLP

 23.1             Consent of Independent Public Accountants


